October 6, 2025
CONFIDENTIAL

To:
Mr. John Doherty

Dear Sir,

Re:	Employment Termination, Settlement, Waiver and Release

1.Reference is hereby made to (i) that certain Individual Employment Agreement dated January 15, 2024, as from time to time supplemented or amended, by and between you (“you” or the “Employee”) and Kaltura, Inc. (“Kaltura” or the “Company”), including any cash bonus plans and incentive award plans grated to you by Kaltura in connection therewith or your employment thereunder (collectively, the “Employment Agreement”), (ii) the Kaltura, Inc. Severance Plan (the “Severance Plan”), and (iii) your notice dated September 30, 2025. Pursuant to the Severance Plan, this termination will constitute a Participant’s Termination of Employment without Good Reason (as defined in the Severance Plan) by you. Capitalized terms used in this letter of agreement (“Letter of Agreement” or “LOA”) and not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement or the Severance Plan, as applicable.
2.Further to the Severance Plan and to the discussions held between you and the Company, this Letter of Agreement records and sets forth the terms agreed between you and the Company relating to the separation and termination of employment between you and the Company (each a “Party” and collectively the “Parties”) as follows:
1.Except as explicitly specified herein, (i) the Employment Agreement, and (ii) all any other agreements, arrangements, undertakings, obligations, plans, representations, warranties, drafts and/or understandings, either oral, in writing or otherwise, relating to your employment and/or grant of services and/or termination thereof and/or any other engagement, entered into between you and the Company (which for the purpose of this LOA will be included in the term “Employment Agreement” as defined herein), shall terminate and your employment with the Company shall end on December 5, 2025 (the “Effective Date of Termination”), save for such terms that expressly survive termination in accordance with the provisions thereof.
2.Until the Effective Date of Termination (inclusive):
2.1.You will continue serving the Company at your current position as the Company’s Chief Financial Officer and Principal Accounting Officer, including the performance of any and all tasks and responsibilities associated therewith. In that capacity, you shall continue to be in charge of the Company’s Q3, 2025 financial statements for the period ending September 30, 2025, the filing thereof on Form 10-Q with the U.S. Securities and Exchange Commission (“SEC”) and related activities (such as, but not limited to, earning calls, investors’ calls etc.).You shall assure a smooth, orderly, handover and transition of the management of the finance department’s activities to the new CFO, as shall be requested.
2.2.You shall continue to receive your Base Salary, remuneration and benefits in accordance with Section 7 of the Severance Plan and subject to its terms.
2.3.Your rights and obligations under the Employment Agreement, as modified by the Severance Plan, and any applicable law (including, without limitation, your duty of care and duty of loyalty as a Company executive) shall remain unchanged.
3.The Options and/or Restricted Stock Units which have been granted to you under any and all equity award agreements, including award agreements under the Kaltura, Inc. 2021 Incentive Award Plan (collectively, “Plans”) shall be governed by the terms of such Plans.

Kaltura, Inc. • 860 Broadway, 3rd Floor New York, NY 10003 • Tel: 646-290-5445
Kaltura (Europe) Ltd. • 4th Floor, LABs House, 16-19 Bloomsbury, London, WC1A 2BA, UK
Kaltura Ltd. • Allied Tower, 9 Ben-Gurion Road, Bnei-Brak, Israel 5126014

www.kaltura.com

4.Until the Effective Date of Termination and thereafter, you shall execute and sign, and do all such acts and things as may be reasonably required, necessary, useful or desirable for the removal and replacement of your nomination with any corporate body or entity at which you are serving or in which you are recorded as serving on behalf of the Company.
5.Subject to your signature below, and as full and final settlement between you and the Company, in the framework of conducting your final settlement of accounts (to be conducted on or following the Effective Date of Termination), the Company shall pay you a final aggregate amount which shall be comprised of the following:
5.1.The aggregate Base Salary and Accrued Obligations (as defined in the Severance Plan) entitled by you for the period ending on the Effective Date of Termination.
5.2.All expenses owed to you, based on expense reports relating to the time period up and until the Effective Date of Termination and approved in accordance with the Company’s policies.
5.3.You will be eligible to receive performance-based compensation under the Company’s 2025 Executive Compensation Plan and your Employment Agreement for 2025, at a fixed amount of $150,000 (one hundred and fifty thousand United States Dollars) (the “2025 Bonus”), which shall be payable simultaneously and in conjunction with the payment of the performance-based compensation under the Company’s 2025 Executive Compensation Plan for 2025 to all other executives of the Company.
6.The right to receive the 2025 Bonus shall be subject to the full and punctual satisfaction of your undertakings and obligations hereunder and under the Consultancy Agreement between you and the Company dated as of the even date hereof (“Consultancy Agreement”).
7.All Company calculations and determinations of the amounts specified in or made in connection this Letter of Agreement, shall be deemed as a prima-facia evidence that such sums and amounts are true and accurate and were rightfully affixed by the Company under the terms of the respective Employment Agreement or Plans and of this Letter of Agreement, as applicable.
8.Any and all payments and expense reimbursement shall be made to you in accordance with the Severance Plan or Employment Agreement, as applicable, and applicable laws.
9.Any and all payments hereunder shall be subject to any applicable statutory deductions and withholdings. You acknowledge that you shall bear any and all taxes associated with the above payments and/or rights, save where explicitly specified otherwise in writing. The Company shall be entitled to set-off any amounts due to you hereunder from any amounts whatsoever owed by you (if owed) to it or any of its affiliates.
10.You hereby certify that you have complied, and agree to comply with, all the terms and conditions of your Employment Agreement with Company relating to secrecy, non-disclosure, non-compete, ownership of property and rights (including Intellectual Property) undertakings, the terms of which are hereby incorporated by reference.
11.You further undertake, in accordance with the Employment Agreement, and except as expressly set forth in this Letter of Agreement, to return to the Company, by no later than the Effective Date of Termination, all equipment and items placed at your disposal by the Company and any of its affiliates, including without limitation any item, document and/or materials in your possession and that belongs to the Company or otherwise relating to the Company’s business, without retaining any copies thereof.
12.Without derogating from the foregoing, you hereby acknowledge that, subject to the Company’s fulfillment of its undertakings under this Letter of Agreement, and the 2025 Bonus, you hereby specifically, unconditionally, irrevocably and perpetually release, waives, and forever discharges the Company and any of its officers, shareholders, directors, employees, affiliates and related companies (jointly and severally, the “Company Group”), from any and all claims, demands, actions, proceedings, liabilities and causes of actions, of every kind and character, in law or in equity, for or by reason of any matter or cause whatsoever, that you may have or possess against the Company Group, arising from or connected to your employment with the Company, and termination of such employment, if and to the extent applicable; provided that this does not restrict you from pursuing
John Doherty Employment Termination and Waiver (FINAL)

any claims or engaging in protected conduct that by law cannot be released or waived, to the extent so explicitly restricted.
13.You hereby agree that the existence of this Letter of Agreement and its content shall be considered “Confidential Information” pursuant to the Employment Agreement (subject to any disclosure obligations of the Company that may apply), save to any disclosure requirements under law.
14.Any default under this Letter of Agreement shall be deemed also as a default under the Consultancy Agreement and vice-versa.
15.This Letter of Agreement shall serve as a certificate for the termination of the employment relationship between you and the Company, which will end on Effective Date of Termination.
16.Neither Party shall assign or otherwise transfer any of its rights or obligations under this Letter of Agreement to any third party without the prior written consent of the other Party and any attempted assignment or transfer without such prior written consent shall be null and void.
17.In the event that any provision of this Letter of Agreement is declared invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected nor impaired thereby.
18.This Letter of Agreement constitutes the entire agreement between you and the Company with respect to the termination of the Employment Agreement, including, without limitation, the terms to which you are entitled in connection with your resignation and employment termination. Save as expressly superseded, supplemented and amended by this Letter of Agreement, the Employment Agreement shall remain unaltered and in full force and effect. To dispel doubt, the terms of the provisions of any equity compensation Plan or award, other than with respect to affixing the Participant’s Termination of Service date as the Effective Date of Termination, are and shall remain unchanged and in full force and effect in accordance with their terms.
19.This Letter of Agreement shall be deemed also as an agreement for the benefit of third parties with respect to the Company group members who are not a direct party thereto.
20.You confirm that your signature of this Letter of Agreement was done freely and willingly and constitutes full and complete waiver of any claim against the Company group members, in the past, the present and the future, relating to your employment and/or provision of services and the termination of your employment with and/or provision of services to and/or on behalf of the Company.
21.Please sign this Letter of Agreement and return the original copy to us. We would like to take this opportunity to thank you for the work that you have performed for the Company, and we wish you every success in the future.

Yours faithfully,

Kaltura, Inc.

I hereby confirm that I have read, fully understood, acknowledge and accept the above, and further affirm that my signature of this letter was done freely and willingly.

___________________            ________________
Mr. John Doherty                Date
John Doherty Employment Termination and Waiver (FINAL)